UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

December 31, 2012
Date of Report (Date of earliest event reported)

ROYAL BANCSHARES OF PENNSYLVANIA, INC.
(Exact name of registrant as specified in its charter)

Pennsylvania	0-26366	23-2812193
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Ident. No.)

732 Montgomery Avenue, Narberth, Pennsylvania	19072
(Address of principal executive offices)	(Zip Code)

(610) 668-4700
Registrant’s telephone number, including area code

N/A
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 8.01.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

As part of a previously announced management transition program, effective December 31, 2012, Robert R. Tabas and Murray Stempel, III, executive officers of Royal Bancshares of Pennsylvania, Inc. (“Royal”) and its wholly owned banking subsidiary, Royal Bank America (the “Bank”), retired from active management of the company.  Both Mr. Tabas and Mr. Stempel will remain on the boards of directors of both Royal and the Bank, and Mr. Tabas will continue to serve as Chairman of the boards of directors of both Royal and the Bank.

Mr. Tabas and Mr. Stempel each executed letter agreements with respect to their change in status, copies of which are attached hereto as Exhibits 10.1 and 10.2, respectively.  Under each agreement, the executive agrees to provide consulting services for a period of six months for up to 32 hours per week.  Mr. Tabas will receive monthly consulting fees of $4,279 per month and Mr. Stempel will receive consulting fees of $3,759 per month for such services.  In addition, Mr. Tabas will receive an annual non-executive chairman fee of $81,350, payable quarterly.  Mr. Tabas and Mr. Stempel will each also continue to receive health care benefits as directors during their terms of service through age 65.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits:

10.1	Letter agreement between Royal Bancshares of Pennsylvania, Inc. and Robert R. Tabas.

10.2	Letter agreement between Royal Bancshares of Pennsylvania, Inc. and Murray Stempel III.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ROYAL BANCSHARES OF PENNSYLVANIA, INC.

Dated: January 7, 2013
	By:	/s/ Michael S. Thompson
Michael S. Thompson
Chief Financial Officer